Exhibit 10.25

Credit Agreement

This Agreement, dated as of November 7, 2014 (the “Effective Date”), is between JPMorgan Chase Bank, N.A. (together with its successors and assigns, the “Bank”), whose address is 300 S. Grand Ave., Los Angeles, CA 90071-3109, and Inogen, Inc. (the “Borrower”), whose address is 326 Bollay Drive, Goleta, CA 93117.

1.	Credit Facility.
1.1

Scope. This Agreement governs the Credit Facility (as hereafter defined). Advances or other extensions of credit under the Credit Facility shall be subject to the mechanical procedures established from time to time by the Bank but shall be available upon the satisfaction of the conditions set forth in Section 3.1 for the initial extension of credit and Section 3.2 for each extension of credit (including the initial extension of credit). Any procedures agreed to by the Bank with respect to obtaining advances, including automatic loan sweeps, shall not vary the terms or conditions of this Agreement or the other Related Documents regarding the Credit Facility.

1.2

Credit Facility. The Bank has approved a credit facility to the Borrower in the principal sum not to exceed $15,000,000.00 in the aggregate at any one time outstanding (the “Credit Facility”). Credit extended under the Credit Facility shall be repayable as set forth in a Note executed concurrently with this Agreement, and any renewals, modifications, extensions, rearrangements, restatements thereof and replacements or substitutions therefor (the “Note”).

Letter of Credit Sub-Limit. At any time the Borrower is entitled to an advance under the Credit Facility, the Bank agrees to issue letters of credit (all letters of credit issued for the account of the Borrower which are outstanding on the date of the Note and any letter of credit issued under this Agreement, together with any and all amendments, modifications, renewals, extensions, increases, restatements and rearrangements of and substitutions and replacements for, any of the foregoing, a “Letter of Credit” or “Letters of Credit”) for the account of the Borrower in an amount not in excess of the maximum advance that it would then be entitled to obtain under the Credit Facility, provided that (a) the aggregate maximum amount which is drawn and remains unreimbursed under all Letters of Credit plus the aggregate maximum available amount which may be drawn under all Letters of Credit which are outstanding at any time (the “L/C Obligations”), shall not exceed $1,000,000.00, (b) the issuance of any Letter of Credit with an expiration date beyond the maturity date of the Note shall be subject to the approval of the Bank, (c) any Letter of Credit shall be a standby or commercial letter of credit and the form of the requested Letter of Credit shall be satisfactory to the Bank, and (d) the Borrower shall have executed an application and reimbursement agreement for any Letter of Credit in a form satisfactory to the Bank (provided that in the event of any conflict between this Agreement, on the one hand, and the application and reimbursement agreement, on the other hand, the terms of this Agreement shall control). While any Letter of Credit is outstanding, the maximum amount of advances that may be outstanding under the Note shall be automatically reduced by the L/C Obligations. The Borrower shall pay the Bank a fee (the “Letter of Credit Fee”) in arrears for each standby letter of credit that is issued, calculated at a rate of 1.25% per annum (based on a year deemed to be comprised of 360 days) of the original maximum amount available under such standby Letter of Credit, with the fee being calculated based on the actual number of days in the period during which the standby Letter of Credit will be outstanding based on a 360-day year. The Borrower shall pay the Bank a fee (an “Issuance Fee”) for each commercial letter of credit that is issued, equal to 1.25% of the original maximum available amount of such commercial Letter of Credit. The Letter of Credit Fee and Issuance Fee shall be payable quarterly in arrears. No credit shall be given for fees paid due to early termination of any Letter of Credit. The Borrower shall also pay the Bank’s standard transaction fees with respect to any transactions occurring on account of any Letter of Credit, payable when the related Letter of Credit is issued. All fees may be debited by the Bank to any deposit account of the Borrower with the Bank without further authority and, in any event, shall be paid by the Borrower within ten (10) days following billing. The Bank is authorized, but not obligated to make an advance under the Note without notice to the Borrower, to make payment on a drawing under any Letter of Credit. The aggregate principal amount of advances outstanding at any one time under the Note evidencing the Credit Facility plus the aggregate amount of L/C Obligations outstanding at any time (the “Aggregate Outstanding Amount”) shall not exceed the maximum amount of the Credit Facility. If the Aggregate Outstanding Amount still exceeds the maximum amount of the Credit Facility after the Note balance is reduced to zero (that is, L/C Obligations exceed the maximum amount of the Credit Facility), the Borrower shall provide cash collateral to the Bank for the L/C Obligations in an amount sufficient to eliminate the excess. References in this Agreement to the principal amount outstanding under the Credit Facility shall include L/C Obligations.

2.	Definitions and Interpretations.
2.1	Definitions. As used in this Agreement, the following terms have the following respective meanings:

A. “Affiliate” means any Person which, directly or indirectly Controls or is Controlled by or under common Control with, another Person, and any director or officer thereof. The Bank is under no circumstances to be deemed an Affiliate of the Borrower or any of its Subsidiaries.

B. “Agreement” means this Credit Agreement as the same may be amended, restated, supplemented or otherwise modified from time to time.

C. “Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or its Subsidiaries from time to time concerning or relating to bribery or corruption.

D. “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) the Bank, (b) an Affiliate of the Bank or (c) an entity or an Affiliate of an entity that administers or manages the Bank.

E. “Authorizing Documents” means certificates of authority to transact business, certificates of good standing, borrowing resolutions, appointments, officer’s certificates, certificates of incumbency, and other documents which empower and authorize or evidence the power and authority of all Persons (other than the Bank) executing any Related Document or their representatives to execute and deliver the Related Documents and perform the Person’s obligations thereunder.

F. “CFC” means any Subsidiary that is a “controlled foreign corporation” within the meaning of Section 957 of the Internal Revenue Code of 1986, as amended.

G. “Collateral” means all Property, now or in the future subject to any Lien in favor of the Bank, securing or intending to secure, any of the Liabilities.

H. “Control” as used with respect to any Person, means the power to direct or cause the direction of, the management and policies of that Person, directly or indirectly, whether through the ownership of Equity Interests, by contract, or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

I. “Disclosure Letter” means the disclosure letter delivered by Borrower to Bank in connection with the Credit Facility.

J. “Distributions” means all dividends and other distributions made to any Equity Owners (including but not limited to any dividends or other distributions made in connection with the redemption, retirement, purchase or other acquisition, directly or indirectly, of Equity Interests from any Equity Owner), other than salary, bonuses, and other compensation for services expended in the current accounting period.

K. “Domestic Subsidiary” means any Subsidiary incorporated or organized under the laws of the United States of America, any state thereof of the District of Columbia.

L. “EBITDA” has the meaning ascribed to such term in Section 5.2J of this Agreement.

M. “Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest (but excluding Indebtedness that is convertible for or exchangeable into any such equity interests unless and until such Indebtedness is so converted or exchanged).

N. “Equity Owner” means a shareholder, partner, member, holder of a beneficial interest in a trust or other owner of any Equity Interests.

O. “Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

P. “FSHCO” means any Domestic Subsidiary (including any disregarded entity for U.S. federal income tax purposes), substantially all of the assets of which consist of, directly or indirectly, Equity Interests in one or more CFCs.

Q. “GAAP” means generally accepted accounting principles in effect from time to time in the United States of America, consistently applied.

R. “Intangible Assets” means the aggregate amount of: (1) all assets classified as intangible assets under GAAP, including, without limitation, goodwill, trademarks, patents, copyrights, organization expenses, franchises, licenses, trade names, brand names, mailing lists, catalogs, excess of cost over book value of assets acquired, and bond discount and underwriting expenses; and (2) loans or advances to, investments in, or receivables from (i) any Affiliate, officer, director, employee, Equity Owner or agent of the Borrower or (ii) any Person if such loan, advance, investment or receivable is outside the Borrower’s ordinary course of business.

S. “Investment” means any beneficial ownership interest in any Person (including stock, partnership interest or other securities), and any loan, advance or capital contribution to or guarantee of the obligations of any Person.

T. “Legal Requirement” means any law, ordinance, decree, requirement, order, judgment, rule, Sanctions, regulation (or interpretation of any of the foregoing) of any foreign governmental authority, the United States of America, any state thereof, any political subdivision of any of the foregoing or any agency, department, commission, board, bureau, court or other tribunal having jurisdiction over the Bank, any Obligor or any of its Subsidiaries or their respective Properties or any agreement by which any of them is bound.

U. “Liabilities” means all indebtedness, liabilities and obligations of every kind and character of the Borrower to the Bank, whether the obligations, indebtedness and liabilities are individual, joint and several, contingent or otherwise, now or hereafter existing, including, without limitation, all liabilities, interest, costs and fees, arising under or from any note, open account, overdraft, credit card, lease, Rate Management Transaction, letter of credit application, endorsement, surety agreement, guaranty, acceptance, foreign exchange contract or depository service contract, whether payable to the Bank or to a third party and subsequently acquired by the Bank, any monetary obligations (including interest) incurred or accrued during the pendency of any bankruptcy, insolvency, receivership or other similar proceedings, regardless of whether allowed or allowable in such proceeding, and all renewals, extensions, modifications, consolidations, rearrangements, restatements, replacements or substitutions of any of the foregoing.

V. “Lien” means any mortgage, deed of trust, pledge, charge, encumbrance, security interest, collateral assignment or other lien or restriction of any kind.

W. “Material Adverse Change” means a material adverse change in (a) the business, assets, operations, prospects, reputation or condition (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole, (b) the ability of any Obligor to perform any of its obligations under the Related Documents to which it is a party, (c) the Collateral, or the Bank’s Liens on the Collateral or the priority of such Liens, or (d) the rights of or benefits available to the Bank under any of the Related Documents.

X. “Material Subsidiary” means (a) each Subsidiary with (i) total assets on any date of determination (after eliminating intercompany obligations), and/or (ii) EBITDA for the preceding four fiscal quarters most recently ended, and/or (iii) Revenue for the preceding four fiscal quarters most recently ended and/or (iv) Net Worth on any date of determination, in each case equal to or greater than 5% of the consolidated total assets, EBITDA, Revenue or Net Worth, as applicable, calculated on a consolidated basis with respect to the Borrower and its Subsidiaries and in accordance with GAAP, and (b) each Subsidiary that owns any Equity Interests of any Subsidiary that would be deemed a Material Subsidiary under clause (a) above; provided that the Subsidiaries that are not Material Subsidiaries shall not have or constitute in the aggregate (i) total assets on any date of determination (after eliminating intercompany obligations), and/or (ii) EBITDA for the preceding four fiscal quarters most recently ended, and/or (iii) Revenue for the preceding four fiscal quarters most recently ended and/or (iv) Net Worth on any date of determination, in each case equal to or greater than 10% of the consolidated total assets, EBITDA, Revenue or Net Worth, as applicable, calculated on a consolidated basis with respect to the Borrower and its Subsidiaries and in accordance with GAAP.

Y. “Net Worth” means total assets minus total liabilities determined in accordance with GAAP.

Z. “Obligor” means the Borrower, any guarantor, or any other Person who may now or in the future be obligated to pay any of the Liabilities.

AA. “Organizational Documents” means, with respect to any Person, certificates of existence or formation, documents establishing or governing the Person or evidencing or certifying that the Person is duly organized and validly existing in accordance with all applicable Legal Requirements, including all amendments, restatements, supplements or modifications to such certificates and documents as of the date of the Related Document referring to the Organizational Document and any and all future modifications thereto approved by the Bank.

BB. “Permitted Indebtedness” means (1) the Borrower’s indebtedness to the Bank under this Agreement and the other Related Documents; (2) indebtedness existing as of the Effective Date and which is disclosed in Schedule 2.01 to the Disclosure Letter; (3) Subordinated Debt in an amount not to exceed Three Million Dollars ($3,000,000) outstanding at any time; (4) indebtedness of the Borrower to any Subsidiary of the Borrower who becomes an Obligor, (5) unsecured indebtedness to trade creditors incurred in the ordinary course of business; (6) indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of business; (7) indebtedness to financial institutions entered into for non-speculative purposes in connection with obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designed to protect Borrower against actual risks in connection with the fluctuation in interest rates, currency exchange rates or commodity prices; (8) indebtedness secured by Permitted Liens permitted under clause (3) of the definition of “Permitted Liens” hereunder in an amount not to exceed Three Million Dollars ($3,000,000) outstanding at any time; (9) indebtedness of any Person existing at the time such Person is merged with or into the Borrower or becomes a Subsidiary as permitted hereby in an amount not to exceed Three Million Dollars ($3,000,000) outstanding at any time, (10) indebtedness with respect to surety, appeal, indemnity, performance or other similar bonds incurred in the ordinary course of business; (11) other indebtedness not exceeding Three Million Dollars ($3,000,000) in the aggregate outstanding at any time; (12) extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness described in (1) through (4) and (8) above, provided that the principal amount thereof is not increased or the terms thereof are not modified to impose more burdensome terms upon the Borrower or its Subsidiary, as the case may be; (13) indebtedness consisting of the financing of insurance premiums; and (14) indebtedness (i) consisting of Subordinated Debt of the Borrower or any Subsidiary of the Borrower that is an Obligor to any Subsidiary of the Borrower in an amount not to exceed One Million Dollars ($1,000,000) outstanding at any time, (ii) of any Subsidiary of the Borrower that is not an Obligor to any other Subsidiary of the Borrower that is not an Obligor, and (iii) of any Subsidiary of the Borrower that is not an Obligor to the Borrower or any Subsidiary of the Borrower that is an Obligor that is permitted as a Permitted Investment.

CC. “Permitted Investments” means (1) readily marketable direct obligations of the United States of America or any agency thereof with maturities of one year or less from the date of acquisition; (2) fully insured (if issued by a bank other than the Bank) certificates of deposit with maturities of one year or less from the date of acquisition issued by any commercial bank operating in the United States of America having capital and surplus in excess of $500,000,000; (3) commercial paper of a domestic issuer if at the time of purchase such paper is rated in one of the two highest rating categories of Standard and Poor’s Corporation or Moody’s Investors Service; (4) any Investments permitted by the Borrower’s investment policy, as amended from time to time, provided that such investment policy (and any amendment thereto) has been approved by Borrower’s Board of Directors or its Audit Committee and Bank and so long as any such amendments do not cause such investment policy to permit materially riskier investments than those permitted as of the date hereof; (5) Investments existing as of the Effective Date and which are disclosed on Schedule [2.02] of the Disclosure Letter; (6) Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of the Borrower; (7) Investments consisting of deposit accounts; (8) Investments accepted in connection with transfers of Property permitted hereunder; (9) Investments (i) among the Borrower and any Subsidiaries that are Obligors, (ii) by the Borrower in Subsidiaries that are not Obligors not to exceed One Million Dollars ($1,000,000), or (iii) by Subsidiaries that are not Obligors in other Subsidiaries that are not Obligors; (10) Investments consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business not to exceed Two Hundred and Fifty Thousand Dollars ($250,000) outstanding at any time, and (ii) non-cash loans to employees, officers or directors relating to the purchase of equity securities of the Borrower or its Subsidiaries pursuant to employee stock purchase plans or agreements approved by the Borrower’s Board of Directors or its Compensation Committee not to exceed Two Hundred and Fifty Thousand Dollars ($250,000) outstanding at any time; (11) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business; (12) Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business; provided that this paragraph shall not apply to Investments of the Borrower in any Subsidiary; (13) Investments in connection with the acquisition of any part of the capital stock or Property of another Person so long as no Event of Default has occurred and is continuing or would result from such act during the term of this Agreement in an aggregate amount not to exceed Ten Million Dollars ($10,000,000) for any transaction or series of related transactions or Twenty Million Dollars ($20,000,000) in the aggregate in any fiscal year; and (14) other Investments not otherwise permitted by Section 5.2H hereof not exceeding Five Million Dollars ($5,000,000.00) in the aggregate outstanding at any time.

DD. “Permitted Liens” means (1) Liens existing as of the date hereof and which are disclosed on Schedule [2.03] to the Disclosure Letter; (2) Liens for taxes, fees, assessments or other government charges or levies, either (i) not due and payable or (ii) being contested in good faith and for which Borrower maintains adequate reserves on its books, provided that no notice of any such Lien has been filed or recorded under the Internal Revenue Code of 1986, as amended, and the Treasury Regulations adopted thereunder; (3) purchase money Liens in an amount not to exceed Three Million Dollars ($3,000,000) outstanding at any time (i) on Equipment acquired or held by the Borrower incurred for financing the acquisition of the Equipment, or (ii) existing on Equipment when acquired, if the Lien is confined to the property and improvements and the proceeds of the Equipment; (4) Liens of carriers, warehousemen, suppliers, or other Persons that are possessory in nature arising in the ordinary course of business so long as such Liens attach only to Inventory and which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto; (5) Liens to secure payment of workers’ compensation, employment insurance, old-age pensions, social security and other like obligations incurred in the ordinary course of business (other than Liens imposed by ERISA); (6) Liens in favor of customs and revenue authorities arising as a matter of law to secure payments of customers duties in connection with the importation of goods; (7) Liens in connection with surety or appeals bonds or letters of credit securing such bonds or reimbursement obligations in connection with statutory obligations, bids, tenders, or otherwise in the ordinary course of business provided all such Liens in the aggregate could not (even if enforced) reasonably be likely to cause or result in an Event of Default; (8) additional Liens consented to in writing by the Bank which consent may be withheld in the Bank’s good faith business judgment; (9) leases or subleases of real property granted in the ordinary course of the Borrower’s business (or, if referring to another Person, in the ordinary course of such Person’s business), and leases, subleases, non-exclusive licenses or sublicenses of personal property (other than Intellectual Property) granted in the ordinary course of the Borrower’s business (or, if referring to another Person, in the ordinary course of such Person’s business), if the leases, subleases, licenses and sublicenses do not prohibit granting Bank a security interest therein; (10) non-exclusive licenses of intellectual property granted to third parties in the ordinary course of business; (11) Liens arising from attachments or judgments, orders, or decrees in circumstances not constituting an Event of Default under Section 7.1; (12) Liens in favor of other financial institutions in their capacities as depository banks and securities intermediaries arising in connection with the Borrower’s deposit and/or securities accounts held at such institutions and securing fees incurred in connection with such deposit and/or securities accounts; and (13) Liens incurred in the extension, renewal or refinancing of the indebtedness secured by Liens described in (1) through (12), but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness may not increase;

EE. “Permitted Transfers” mean transfers (a) of inventory and rental assets in the ordinary course of business; (b) of worn out, surplus or obsolete equipment; (c) in connection with Permitted Liens and Permitted Investments; (d) of non-exclusive licenses for the use of the property of the Borrower or its Subsidiaries in the ordinary course of business, or (e) other property in any fiscal year having a book value not exceeding $1,000,000.

FF. “Person” means any individual, corporation, partnership, limited liability company, joint venture, joint stock association, association, bank, business trust, trust, unincorporated organization, any foreign governmental authority, the United States of America, any state of the United States and any political subdivision of any of the foregoing or any other form of entity.

GG. “Property” means any interest in any kind of property or asset, whether real, personal or mixed, tangible or intangible.

HH. “Rate Management Transaction” means any transaction (including an agreement with respect thereto) that is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option, derivative transaction or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures.

II. “Related Documents” means this Agreement, the Note, Letters of Credit, applications for letters of credit, security agreements, mortgages, deeds of trust, pledge agreements, assignments, guaranties, and any other instrument or document executed in connection with this Agreement or with any of the Liabilities under this Agreement.

JJ. “Responsible Officer” means any of the Chief Executive Officer, President, Chief Financial Officer, and Corporate Controller of Borrower.

KK. “Revenue” means revenue recognized in accordance with GAAP.

LL. “Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State.

MM. “Sanctioned Country” means, at any time, a country or territory which is the subject or target of any Sanctions.

NN. “Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person controlled by any such Person.

OO. “Subordinated Debt” is indebtedness incurred by the Borrower that is subordinated to all of the Borrower’s now or hereafter indebtedness to the Bank (pursuant to a subordination, intercreditor, or other similar agreement in form and substance satisfactory to the Bank entered into between the Bank and the other creditor), on terms acceptable to the Bank.

PP. “Subsidiary” means, as to any particular Person (the “parent”), a Person the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of the date of determination, as well as any other Person of which fifty percent (50%) or more of the Equity Interests is at the time of determination directly or indirectly owned, Controlled or held, by the parent or by any Person or Persons Controlled by the parent, either alone or together with the parent.

QQ. “Tangible Net Worth” means total assets less the sum of Intangible Assets and total liabilities.

RR. “Transfer” means a conveyance, sale, lease, transfer assignment or other disposition.

2.2

Interpretations. Whenever possible, each provision of the Related Documents shall be interpreted in such manner as to be effective and valid under applicable Legal Requirements. If any provision of this Agreement cannot be enforced, the remaining portions of this Agreement shall continue in effect. In the event of any conflict or inconsistency between this Agreement and the provisions of any other Related Documents, the provisions of this Agreement shall control. Use of the term “including” does not imply any limitation on (but may expand) the antecedent reference. Any reference to a particular document includes all modifications, supplements, replacements, renewals or extensions of that document, but this rule of construction does not authorize amendment of any document without the Bank’s consent. Section headings are for convenience of reference only and do not affect the interpretation of this Agreement. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP. Whenever the Bank’s determination, consent, approval or satisfaction is required under this Agreement or the other Related Documents or whenever the Bank may at its option take or refrain from taking any action under this Agreement or the other Related Documents, the decision as to whether or not the Bank makes the determination, consents, approves, is satisfied or takes or refrains from taking any action, shall be in the sole and exclusive discretion of the Bank, and the Bank’s decision shall be final and conclusive.

3.	Conditions Precedent to Extensions of Credit.
3.1

Conditions Precedent to Initial Extension of Credit under the Credit Facility. Before the first extension of credit governed by this Agreement and any initial advance under the Credit Facility, whether by disbursement of a loan, issuance of a Letter of Credit, or otherwise, the Borrower shall deliver to the Bank, in form and substance satisfactory to the Bank:

A. Loan Documents. The Note, and as applicable, the letter of credit applications, reimbursement agreements, the security agreements, the pledge agreements, financing statements, mortgages or deeds of trust, guaranties, evidence of insurance, lien searches, control agreements and any other documents which the Bank may reasonably require to give effect to the transactions described in this Agreement or the other Related Documents;

B. Organizational and Authorizing Documents. The Organizational Documents and Authorizing Documents of the Borrower and any other Persons (other than the Bank) executing the Related Documents in form and substance satisfactory to the Bank that at a minimum: (i) document the due organization, valid existence and good standing of the Borrower and every other Person (other than the Bank) that is a party to this Agreement or any other Related Document; (ii) evidence that each Person (other than the Bank) which is a party to this Agreement or any other Related Document has the power and authority to enter into the transactions described therein; and (iii) evidence that the Person signing on behalf of each Person that is a party to the Related Documents (other than the Bank) is duly authorized to do so; and

C. Liens. The termination, assignment or subordination, as determined by the Bank, of all Liens on the Collateral in favor of any secured party (other than the Bank) other than Permitted Liens.

3.2

Conditions Precedent to Each Extension of Credit. Before any extension of credit governed by this Agreement, whether by disbursement of a loan, issuance of a letter of credit or otherwise, the following conditions must be satisfied:

A. Representations. The representations of the Borrower and any other parties, other than the Bank, in the Related Documents are true on and as of the date of the request for and funding of the extension of credit;

B. No Event of Default. No Event of Default or event that would constitute an Event of Default but for the giving of notice, the lapse of time or both, has occurred in any provision of this Agreement, the Note or any other Related Documents and is continuing or would result from the extension of credit; and

C. No Prohibition or Onerous Conditions. The making of the extension of credit is not prohibited by and does not subject the Bank, any Obligor, or any Subsidiary of the Borrower to any penalty or onerous condition under, any Legal Requirement.

4.	Affirmative Covenants. The Borrower agrees to do, and cause each of its Subsidiaries to do, each of the following:
4.1

Insurance. Maintain insurance with financially sound and reputable insurers, with such insurance and insurers to be reasonably satisfactory to the Bank, covering its Property and business against those casualties and contingencies and in the types and amounts as are in accordance with sound business and industry practices, and furnish to the Bank, upon request of the Bank, customary certificates of insurance.

4.2

Existence. Maintain its existence and business operations as presently in effect in accordance in all material respects with all applicable Legal Requirements, pay its debts and obligations when due under normal terms except where the failure to do could not reasonably be expected to result in a Material Adverse Change, and pay on or before their due date, all taxes, assessments, fees and other governmental monetary obligations, except as they may be contested in good faith if they have been properly reflected on its books and, at the Bank’s request, adequate funds or security has been pledged or reserved to insure payment or where the failure to do so could not reasonably be expected to result in a Material Adverse Change.

4.3

Financial Records. Maintain proper books and records of account, in accordance with GAAP, and consistent with financial statements previously submitted to the Bank except where changes are required or permitted in accordance with GAAP.

4.4

Inspection. Permit the Bank, its agents and designees to inspect and photograph its Property, to examine and copy files, books and records, and to discuss its business, operations, prospects, assets, affairs and financial condition with the Borrower’s or its Subsidiaries’ officers and accountants with reasonable notice and at reasonable times and intervals, provided that such inspections and examinations (a) shall not be made more often than once in any period of four consecutive quarters unless an Event of Default exists as the Bank reasonably determines and (b) shall be at the Borrower’s expense in an amount up to $5,000 in any year, provided that such cap shall not apply if an Event of Default exists as the Bank reasonably determines. The Borrower will, and will cause its Subsidiaries to cooperate with any inspection or audit.

4.5	Financial Reports. Furnish to the Bank:

A. Within forty-five (45) days after each of the Borrower’s first three quarterly periods, the consolidated financial statements of the Borrower and its Subsidiaries prepared and presented in accordance with GAAP (subject to year-end adjustments and the absence of footnotes), including a balance sheet as of the end of that period, and income statement for that period, and, if requested by the Bank, statements of cash flow and retained earnings for that period, all certified as correct by one of its authorized agents.

B. Within one hundred and twenty (120) days after and as of the end of each of its fiscal years, the consolidated financial statements of the Borrower and its Subsidiaries prepared and presented in accordance with GAAP, including a balance sheet and statements of income, cash flow and retained earnings, such financial statements to be audited by an independent certified public accountant of recognized standing and accompanied by an unqualified opinion of such accountant. Such audited consolidated financial statements and unqualified opinion in Borrower’s Form 10-K for each of its fiscal years shall be deemed to meet the requirements for annual audited financial statements.

4.6

Notices of Claims, Litigation, Defaults, etc. Promptly inform the Bank in writing of: (1) all litigation, claims, investigations, administrative proceedings and similar actions existing or threatened in writing that could reasonably be expected to result in damages or costs to Borrower or any of its Subsidiaries of, individually or in the aggregate, $1,000,000 or more; (2) the institution of steps by it to withdraw from, or the institution of any steps to terminate, any employee benefit plan as to which it could reasonably be expected to have liability of $1,000,000 or more; (3) any reportable event or any prohibited transaction in connection with any employee benefit plan that could reasonably be expected to result in liability of $1,000,000 or more; (4) the occurrence of any Event of Default or event that would constitute an Event of Default but for the giving of notice, the lapse of time or both; and (5) any alleged breach by the Bank of any provision of this Agreement or of any other Related Document.

4.7

Other Agreements. Comply with all terms and conditions of all other agreements, whether now or hereafter existing, between it and any other Person, to the extent only that failure to do so might reasonably be expected to result in a Material Adverse Change.

4.8

Title to Assets and Property. Maintain good and marketable title to all of its Properties, and defend them against all claims and demands of all Persons at any time claiming any interest in them except in each case where the failure to do so could not reasonably be expected to result in a Material Adverse Change.

4.9

Additional Assurances. Promptly make, execute and deliver any and all agreements, documents, instruments and other records that the Bank may reasonably request to evidence the Credit Facility, cure any defect in the execution and delivery of any of the Related Documents, perfect any Lien, comply with any Legal Requirement applicable to the Bank or the Credit Facility or describe more fully particular aspects of the agreements set forth or intended to be set forth in any of the Related Documents.

4.10	Employee Benefit Plans. Maintain each employee benefit plan as to which it may have any liability, in compliance in all material respects with all Legal Requirements.
4.11	Banking Relationship. Establish and maintain its primary banking depository and disbursement relationship with the Bank.
4.12

Compliance Certificates. Provide the Bank, within forty-five (45) days after the end of each its first three fiscal quarters, and within one-hundred twenty (120) days of its of its fourth fiscal quarter, with a certificate executed by a Responsible Officer, certifying that, as of the date of the certificate, no Event of Default exists under any provision of this Agreement or the other Related Documents and including reasonably detailed calculations demonstrating compliance with Sections 5.2.I and 5.2.J as of the last day of such fiscal quarter.

4.13

Compliance with Anti-Corruption Laws and Sanctions. Maintain in effect and enforce policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

4.14

Formation or Acquisition of Subsidiaries. At the time that (1) the Borrower forms any direct or indirect Material Subsidiary or acquires any direct or indirect Material Subsidiary after the Effective Date or (2) any Subsidiary becomes a Material Subsidiary after the Effective Date, Borrower shall (a) promptly notify the Bank, (b) cause any Material Subsidiary that is a Domestic Subsidiary (unless it is a FSHCO) to provide to Bank a guaranty of the Liabilities, all in form and substance reasonably satisfactory to Bank, (c) provide to the Bank appropriate pledge documents, stock certificates, stock powers and financing statements, pledging 100% of the direct or beneficial Equity Interests in any Material Subsidiary that is a Domestic Subsidiary (unless it is a FSHCO in which case a pledge of only 65% of the direct or beneficial Equity Interests in such FSHCO shall be required) or a Foreign Subsidiary that is not a CFC, in form and substance satisfactory to Bank, (d) provide to the Bank appropriate pledge documents, stock certificates, stock powers and financing statements, pledging 65% of the direct or beneficial Equity Interests in any Material Subsidiary that is a CFC and is directly owned by the Borrower or a Domestic Subsidiary, and (e) provide to the Bank, upon request, all other documentation in form and substance reasonably satisfactory to Bank to comply with the requirements under this paragraph, including one or more opinions of counsel reasonably satisfactory to Bank, which in its opinion is appropriate with respect to the execution and delivery of the applicable documentation referred to above. Any document, agreement, or instrument executed or issued pursuant to this paragraph shall be a Related Document.

5.	Negative Covenants.
5.1

Unless otherwise noted, the financial requirements set forth in this section will be computed in accordance with GAAP applied on a basis consistent with financial statements previously submitted by the Borrower to the Bank (provided that if there are any mandatory changes to GAAP after the date hereof the financial covenants shall be computed as if GAAP had not changed unless the Borrower and the Bank shall have agreed to modify the financial covenants to maintain the original financial covenant levels after giving effect to such changes).

5.2	Without the written consent of the Bank, the Borrower will not and no Subsidiary of the Borrower will:

A. Distributions. Redeem, retire, purchase or otherwise acquire any of its Equity Interests, return any contribution to an Equity Owner or declare or pay any Distributions; provided, however, (i) the Borrower may declare and pay dividends payable solely in shares of capital stock and, so long as no Event of Default or event that would constitute an Event of Default but for the giving of notice, the lapse of time or both, has occurred and is continuing, make cash payments in lieu of the issuance of fractional shares upon the conversion or exercise of convertible securities (including warrants); (ii) the Borrower may make acquisitions of capital stock upon the net share settlement of warrants; (iii) any Subsidiary of the Borrower may pay dividends to the Borrower or to any other Subsidiary that owns Equity Interests of such Subsidiary; (iv) the Borrower may distribute securities issued by the Borrower to employees, directors or consultants upon the exercise of stock options; and (v) the Borrower may pay other dividends or distributions or make other repurchases or redemptions in an aggregate amount not to exceed One Million Dollars ($1,000,000) in any fiscal year of Borrower.

B. Debt. Incur, contract for, assume, or permit to remain outstanding, indebtedness for borrowed money, installment obligations, or obligations under capital leases or operating leases, other than Permitted Indebtedness.

C. Guaranties. Guarantee or otherwise become or remain secondarily liable on the undertaking of another, except to the extent that such guarantee constitutes a Permitted Investment.

D. Liens. Create or permit to exist any Lien on any of its Property except Permitted Liens.

E. Use of Proceeds. Use, or permit any proceeds of the Credit Facility to be used, directly or indirectly, for: (1) any personal, family or household purpose; or (2) the purpose of “purchasing or carrying any margin stock” within the meaning of Federal Reserve Board Regulation U in a manner that would violate Regulation U. At the Bank’s request, it will furnish a completed Federal Reserve Board Form U-1. Request any advance or use, or permit any proceeds of the Credit Facility to be used, directly or indirectly, by the Borrower or any of its Subsidiaries or its or their respective directors, officers, employees and agents: (1) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws; (2) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country; or (3) in any manner that would result in the violation of any Sanctions applicable to any party hereto .

F. Continuity of Operations. (1) Engage in any business activities substantially different from those in which it is presently engaged or businesses reasonably related or incidental thereto; (2) cease operations or liquidate, except that any Subsidiary may cease operations or liquidate if the Borrower determines in the exercise of reasonable business judgment that it is in its best interests to cause that to happen, (3) merge or consolidate with any other Person, except where (a) no Event of Default has occurred and is continuing or would exist after giving effect to the transactions, and (b) Borrower is the surviving legal entity, or in the case of a transaction not including Borrower, such Subsidiary is the surviving legal entity; (4) in the case of any Obligor, change its name without prior notice to the Bank; (5) Transfer any Property other than Permitted Transfers; or (6) change its business organization, the jurisdiction under which its business organization is formed or organized, or its chief executive office, or any places of its businesses without prior notice to the Bank. A Subsidiary may merge or consolidate into another Subsidiary or into the Borrower, provided that if any Subsidiary party to such merger is an Obligor the surviving entity shall be an Obligor.

G. Limitation on Negative Pledge Clauses. Enter into any agreement with any Person other than the Bank which prohibits or limits its ability to create or permit to exist any Lien on any of its Property to secure the Liabilities, whether now owned or hereafter acquired, other than (a) any agreements governing any purchase money Liens or capital lease obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby and any additions, accessions, parts, improvements, and attachments thereto and the proceeds thereof), (b) customary restrictions on the assignment of leases, licenses and other agreements, (c) any agreement in effect at the time any Subsidiary becomes a Subsidiary of the Borrower or a Subsidiary, so long as such agreement was not entered into solely in contemplation of such Person becoming a Subsidiary or, in any such case, that is set forth in any agreement evidencing any amendments, restatements, supplements, modifications, extensions, renewals and replacements of the foregoing, so long as such amendment, restatement, supplement, modification, extension, renewal or replacement applies only to such Subsidiary and does not otherwise expand in any material respect the scope of any restriction or condition contained therein, (d) any restriction pursuant to any document, agreement or instrument governing or relating to any Lien permitted under Section 5.2D, or any agreement or option to dispose of any asset of the Borrower or any Subsidiary, the disposition of which is permitted by any other provision of this Agreement (in each case, provided that any such restriction relates only to the assets or property subject to such Lien or being disposed of), (e) restrictions on the transfer of any asset pending the close of the sale of such asset and customary restrictions contained in purchase agreements and acquisition agreements (including by way of merger, acquisition or consolidation), to the extent in effect pending the consummation of such transaction, and (f) the foregoing shall not apply to customary net worth provisions or similar financial maintenance provisions contained in real property leases or other agreements entered into by a Subsidiary, so long as the Borrower has determined in good faith that such net worth provisions could not reasonably be expected to impair the ability of the Borrower and the Subsidiaries to meet their ongoing obligations under this Agreement.

H. Limitation on Loans, Advances to and Investments in Others and Receivables from Others. Make any Investment except Permitted Investments.

I. Tangible Net Worth. Permit at any time, its consolidated Tangible Net Worth to be less than $90,000,000.00.

J. EBITDA. Permit its consolidated net income plus interest expense, plus depreciation expense, plus amortization expense, plus income tax expense, plus non-cash expense, plus extraordinary losses, minus non-cash income, and minus extraordinary gains, all computed for the Test Period (“EBITDA”), during any of the following Test Period to be less than the amount specified below for any such Test Period: (i) commencing with the Test Period ending on September 30, 2014 and for each Test Period thereafter through and including the Test Period ending on March 31, 2016, $10,000,000.00; and (ii) for each Test Period thereafter, commencing with the Test Period ending on June 30, 2016, $12,500,000.00. As used in this subsection, the term “Test Period” means each period of four consecutive quarters.

K. Government Regulation. (1) Be or become subject at any time to any Legal Requirement or list of any government agency (including, without limitation, the U.S. Office of Foreign Asset Control list) that prohibits or limits the Bank from making any advance or extension of credit to it or from otherwise conducting business with it, or (2) fail to provide documentary and other evidence of its identity as may be requested by the Bank at any time to enable the Bank to verify its identity or to comply with any applicable Legal Requirement, including, without limitation, Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318.

5.3

Financial Statement Calculations. The financial covenant(s) set forth in the Section entitled “Negative Covenants” or in any subsection thereof shall, except as may be otherwise expressly provided with respect to any particular financial covenant, be calculated on the basis of the Borrower’s financial statements prepared on a consolidated basis with its Subsidiaries in accordance with GAAP. Except as may be otherwise expressly provided with respect to any particular financial covenant, if any financial covenant states that it is to be tested with respect to any particular period of time (which may be referred to therein as a “Test Period”) ending on any test date (e.g., a fiscal month end, fiscal quarter end, or fiscal year end), then compliance with that covenant shall be required commencing with the period of time ending on the first test date that occurs after the date of this Agreement (or, if applicable, of the amendment to this Agreement which added or amended such financial covenant).

6.	Representations.
6.1

Representations and Warranties by the Borrower. To induce the Bank to enter into this agreement and to extend credit or other financial accommodations under the Credit Facility, the Borrower represents and warrants as of the date of this agreement and as of the date of each request for credit under the Credit Facility that each of the following statements is and shall remain true and correct as of such date: (a) its principal residence or chief executive office is at the address shown above or at another address of which the Bank has received written notice, (b) its name as it appears in this agreement is its exact name as it appears in its Organizational Documents as of the date of this agreement and unless the Borrower has given notice of a name change in accordance with Section 5.2E, (c) the execution and delivery of this agreement and the other Related Documents to which it is a party, and the performance of the obligations they impose, do not violate any Legal Requirement, conflict with any agreement by which it is bound, or require the consent or approval of any other Person, (d) this agreement and the other Related Documents have been duly authorized, executed and delivered by all parties thereto (other than the Bank) and are valid and binding agreements of those Persons, enforceable according to their terms, except as may be limited by bankruptcy, insolvency or other laws affecting the enforcement of creditors’ rights generally and by general principles of equity, (e) financial statements furnished to the Bank as required by this Agreement fairly present in all material respects the consolidated financial condition of the Borrower and its Subsidiaries as of the dates presented and for the periods then ended, (f) no litigation, claim, investigation, administrative proceeding or similar action (including those for unpaid taxes) is pending or threatened against it which could reasonably be expected to result in a Material Adverse Change, other than litigation, claims, or other events, if any, that have been disclosed to and acknowledged by the Bank in writing prior to the date of this Agreement, (g) all of its material tax returns and reports that are or were required to be filed, have been filed, and all material taxes, assessments and other governmental charges have been paid in full, except for deferred payment of any taxes contested by appropriate proceedings promptly and diligently instituted and conducted, and except where the failure to do so could not reasonably be expected to result in a Material Adverse Change, (h) it is not required to register as an “investment company” within the meaning of the Investment Company Act of 1940, as amended, (i) there are no defenses or counterclaims, offsets or adverse claims, demands or actions of any kind, personal or otherwise, that it could assert with respect to this agreement or the Credit Facility, (j) it owns, or is licensed to use, all trademarks, trade names, copyrights, technology, know-how and processes necessary for the conduct of its business as currently conducted except where the failure to own or license the same could not reasonably be expected to result in a Material Adverse Change, (k) the execution and delivery of this agreement and the other Related Documents to which it is a party and the performance of the obligations they impose (i) are within its powers, (ii) have been duly authorized by all necessary action of its governing body, and (iii) do not contravene the terms of its Organizational Documents or other agreement or document governing its affairs and (l) since December 31, 2013, no Material Adverse Change has occurred.

6.2

Representations and Warranties Regarding Anti-Corruption Laws and Sanctions. The Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Borrower, its Subsidiaries and their respective officers and employees and to the knowledge of the Borrower its directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) the Borrower, any Subsidiary or to the knowledge of the Borrower or such Subsidiary any of their respective directors, officers or employees, or (b) to the knowledge of the Borrower, any agent of the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No advance, letter of credit, use of proceeds or other transaction contemplated by the Credit Facility will violate Anti-Corruption Laws or applicable Sanctions.

7.	Default/Remedies.
7.1	Events of Default/Acceleration. If any of the following events occurs (each, an “Event of Default” and, collectively, “Events of Default”), the Bank may exercise the remedies set forth in Section 7.2:

A. Any Obligor fails to pay (i) when due any principal under this Agreement or (ii) within three days of the date when due, any interest or other Liabilities (other than principal) under this Agreement.

B. Any Obligor: (i) fails to observe or perform or otherwise violates any term, covenant, condition or agreement of any of the Related Documents; (ii) makes any materially incorrect or misleading representation, warranty, or certificate to the Bank; (iii) makes any materially incorrect or misleading representation in any financial statement or other information delivered to the Bank; or (iv) defaults under the terms of any agreement or instrument relating to any debt for borrowed money (other than the debt evidenced by the Related Documents) and the effect of such default will allow the creditor to declare the debt due before its stated maturity.

C. In the event (i) there is a default under the terms of any Related Document, (ii) any Obligor terminates or revokes or purports to terminate or revoke its guaranty or any Obligor’s guaranty becomes unenforceable in whole or in part, (iii) any Obligor fails to perform promptly under its guaranty, or (iv) any Obligor fails to comply with, or perform under any agreement, now or hereafter in effect, between the Obligor and the Bank, or any Affiliate of the Bank or their respective successors and assigns.

D. Any event occurs that would permit the Pension Benefit Guaranty Corporation to terminate any employee benefit plan of any Obligor or any Subsidiary of any Obligor.

E. Any Obligor or any of its Subsidiaries: (i) admits in writing that it is unable to pay its debts as they become due; (ii) makes an assignment for the benefit of creditors; (iii) consents to the appointment of a custodian, receiver, or trustee for itself or for a substantial part of its Property; or (iv) commences any proceeding under any bankruptcy, reorganization, liquidation, insolvency or similar laws.

F. A custodian, receiver, or trustee is appointed for the Borrower or any of its Subsidiaries or for a material portion of the Collateral.

G. Proceedings are commenced under any bankruptcy, reorganization, liquidation, or similar laws against any Obligor or any of its Subsidiaries and remain undismissed for thirty (30) days after commencement; or any Obligor or any of its Subsidiaries consents to the commencement of those proceedings.

H. Any final judgment is entered against an Obligor or any of its Subsidiaries in an amount, individually or in the aggregate of at least One Million Dollars ($1,000,000), or any attachment, seizure, sequestration, levy, or garnishment is issued against any material portion of the Collateral.

7.2

Remedies. At any time after the occurrence of an Event of Default, the Bank may do one or more of the following: (a) cease permitting the Borrower to incur any Liabilities; (b) terminate any commitment of the Bank evidenced by the Note; (c) declare the Note to be immediately due and payable, without notice of acceleration, presentment and demand or protest or notice of any kind, all of which are hereby expressly waived; (d) exercise all rights of setoff that the Bank may have contractually, by law, in equity or otherwise; and (e) exercise any and all other rights pursuant to any of the Related Documents, at law, in equity or otherwise.

A. Generally. The rights of the Bank under this Agreement and the other Related Documents are in addition to other rights (including without limitation, other rights of setoff) the Bank may have contractually, by law, in equity or otherwise, all of which are cumulative and hereby retained by the Bank. Each Obligor agrees to stand still with regard to the Bank’s enforcement of its rights, including taking no action to delay, impede or otherwise interfere with the Bank’s rights to realize on any Collateral.

B. Bank’s Right of Setoff. The Bank is authorized to setoff and apply, all Deposits, Securities and Other Property, and Bank Debt against any and all Liabilities then outstanding. This right of setoff may be exercised at any time from time to time after the occurrence and during the continuance of any Event of Default, without prior notice to or demand on the Borrower. In this paragraph: (a) the term “Deposits” means any and all accounts and deposits of the Borrower (whether general, special, time, demand, provisional or final) at any time held by the Bank (including all Deposits held jointly with another, but excluding any IRA or Keogh Deposits, or any trust Deposits in which a security interest would be prohibited by any Legal Requirement); (b) the term “Securities and Other Property” means any and all securities and other personal Property of the Borrower in the custody, possession or control of the Bank, JPMorgan Chase & Co. or their respective Subsidiaries and Affiliates (other than Property held by the Bank in a fiduciary capacity); and (c) the term “Bank Debt” means all indebtedness at any time owing by the Bank, to or for the credit or account of the Borrower and any claim of the Borrower (whether individual, joint and several or otherwise) against the Bank now or hereafter existing.

8.	Miscellaneous.
8.1

Notice. Any notices and demands under or related to this Agreement shall be in writing and delivered to the intended party at its address stated in this Agreement, and if to the Bank, at its main office if no other address of the Bank is specified in this Agreement, by one of the following means: (a) by hand; (b) by a nationally recognized overnight courier service; (c) by certified mail, postage prepaid, with return receipt requested; or (d) by electronic mail. Notice shall be deemed given: (a) upon receipt if delivered by hand; (b) on the Delivery Day after the day of deposit with a nationally recognized courier service; (c) on the third Delivery Day after the notice is deposited in the mail; or (d) upon an electronic acknowledgment of receipt after delivery by electronic mail. “Delivery Day” means a day other than a Saturday, a Sunday or any other day on which national banking associations are authorized to be closed. Any party may change its address for purposes of the receipt of notices and demands by giving notice of the change in the manner provided in this provision.

8.2

Statements. The Bank may from time to time provide the Borrower with account statements or invoices with respect to any of the Liabilities (“Statements”). The Bank is under no duty or obligation to provide Statements, which, if provided, will be solely for the Borrower’s convenience. Statements may contain estimates of the amounts owed during the relevant billing period, whether of principal, interest, fees or other Liabilities. If the Borrower pays the full amount indicated on a Statement on or before the due date indicated on such Statement, the Borrower shall not be in default of payment with respect to the billing period indicated on such Statement; provided, that acceptance by the Bank of any payment that is less than the total amount actually due at that time (including but not limited to any past due amounts) shall not constitute a waiver of the Bank’s right to receive payment in full at another time.

8.3

No Waiver. No delay on the part of the Bank in the exercise of any right or remedy waives that right or remedy. No single or partial exercise by the Bank of any right or remedy precludes any other future exercise of it or the exercise of any other right or remedy. The making of an advance during the existence of any default or subsequent to the occurrence of a default or when all conditions precedent have not been met shall not constitute a waiver of the default or condition precedent. No waiver or indulgence by the Bank of any default is effective unless it is in writing and signed by the Bank, nor shall a waiver on one occasion bar or waive that right on any future occasion.

8.4

Integration; Severability. This Agreement, the Note, and the other Related Documents embody the entire agreement and understanding between the Borrower and the Bank and supersede all prior agreements and understandings relating to their subject matter. If any one or more of the obligations of the Borrower under this Agreement, the Note, or the other Related Documents or any provision thereof is held to be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining obligations of the Borrower and the remaining provisions shall not in any way be affected or impaired; and the invalidity, illegality or unenforceability in one jurisdiction shall not affect the validity, legality or enforceability of such obligations or provisions in any other jurisdiction.

8.5	Joint and Several Liability. Each party executing this Agreement as the Borrower is individually, jointly and severally liable under this Agreement.
8.6

Governing Law and Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of California (without giving effect to its laws of conflicts). The Borrower agrees that any legal action or proceeding with respect to any of its obligations under this Agreement may be brought by the Bank in any state or federal court located in the State of California, as the Bank in its sole discretion may elect. By the execution and delivery of this Agreement, the Borrower submits to and accepts, for itself and in respect of its property, generally and unconditionally, the non-exclusive jurisdiction of those courts. The Borrower waives any claim that the State of California is not a convenient forum or the proper venue for any such suit, action or proceeding.

8.7

Survival of Representations and Warranties. The Borrower understands and agrees that in extending the Credit Facility, the Bank is relying on all representations, warranties, and covenants made by the Borrower in this Agreement or in any certificate or other instrument delivered by the Borrower to the Bank under this Agreement or in any of the other Related Documents. The Borrower further agrees that regardless of any investigation made by the Bank, all such representations, warranties and covenants will survive the making of the Credit Facility and delivery to the Bank of this Agreement, shall be continuing in nature, and shall remain in full force and effect until such time as the Liabilities under this Agreement shall be paid in full.

8.8

Non-Liability of the Bank. The relationship between the Borrower on one hand and the Bank on the other hand shall be solely that of borrower and lender. The Bank shall have no fiduciary responsibilities to the Borrower. The Bank undertakes no responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the Borrower’s business or operations.

8.9

Indemnification of the Bank. The Borrower agrees to indemnify, defend and hold the Bank, its parent companies, Subsidiaries, Affiliates, their respective successors and assigns and each of their respective shareholders, directors, officers, employees and agents (collectively, the “Indemnified Persons”) harmless from any and against any and all loss, liability, obligation, damage, penalty, judgment, claim, deficiency, expense, interest, penalties, attorneys’ fees (including the fees and expenses of any attorneys engaged by the Indemnified Person) and amounts paid in settlement (“Claims”) to which any Indemnified Person may become subject arising out of or relating to the Credit Facility, the Liabilities under this Agreement or any other Related Documents or the Collateral, except to the limited extent that the Claims are proximately caused by the Indemnified Person’s gross negligence or willful misconduct. The indemnification provided for in this paragraph shall survive the termination of this Agreement and shall not be affected by the presence, absence or amount of or the payment or nonpayment of any claim under, any insurance.

8.10

Counterparts. This Agreement may be executed in multiple counterparts, each of which, when so executed, shall be deemed an original, but all such counterparts, taken together, shall constitute one and the same agreement.

8.11

Advice of Counsel. The Borrower acknowledges that it has been advised by counsel, or had the opportunity to be advised by counsel, in the negotiation, execution and delivery of this Agreement and any other Related Documents.

8.12

Recovery of Additional Costs. If the imposition of or any change in any Legal Requirement, or the interpretation or application of any thereof by any court or administrative or governmental authority (including any request or policy not having the force of law) shall impose, modify, or make applicable any taxes (except federal, state, or local income or franchise taxes imposed on the Bank), reserve requirements, liquidity requirements, capital adequacy requirements, Federal Deposit Insurance Corporation (FDIC) deposit insurance premiums or assessments, or other obligations which would (A) increase the cost to the Bank for extending, maintaining or funding the Credit Facility, (B) reduce the amounts payable to the Bank under the Credit Facility, or (C) reduce the rate of return on the Bank’s capital as a consequence of the Bank’s obligations with respect to the Credit Facility, then the Borrower agrees to pay the Bank such additional amounts as will compensate the Bank therefor, within five (5) days after the Bank’s written demand for such payment. The Bank’s demand shall be accompanied by an explanation of such imposition or charge and a calculation in reasonable detail of the additional amounts payable by the Borrower, which explanation and calculations shall be conclusive in the absence of manifest error.

8.13

Expenses. To the extent not prohibited by applicable Legal Requirements and whether or not the transactions contemplated by this Agreement are consummated, the Borrower is liable to the Bank and agrees to pay on demand all reasonable costs and expenses of every kind incurred (or charged by internal allocation) in connection with the negotiation, preparation, execution, filing, recording, amendment, modification, supplementing and waiver of this Agreement and the Related Documents, the collection of the Credit Facility and the realization on any Collateral and any other amounts owed under this Agreement or the Related Documents, including without limitation reasonable attorneys’ fees (including the fees of in-house counsel for the Bank that are employees of the Bank or its Affiliates) and court costs. These costs and expenses include without limitation any costs or expenses incurred by the Bank in any bankruptcy, reorganization, insolvency or other similar proceeding involving any Obligor, or Property of any Obligor, or Collateral. The obligations of the Borrower under this section shall survive the termination of this Agreement. Notwithstanding anything to the contrary set forth in this Agreement or the other Related Documents, the Bank’s right to recover attorneys’ fees and other legal expenses hereunder is subject to California Civil Code Section 1717, including any revision or replacement of such statute or rule hereafter enacted.

8.14

Reinstatement. The Borrower agrees that to the extent any payment or transfer is received by the Bank in connection with the Liabilities, and all or any part of the payment or transfer is subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid or transferred by the Bank or paid or transferred over to a trustee, receiver or any other entity, whether under any proceeding or otherwise (any of those payments or transfers is hereinafter referred to as a “Preferential Payment”), then this Agreement and the Note shall continue to be effective or shall be reinstated, as the case may be, even if all those Liabilities have been paid in full and whether or not the Bank is in possession of the Note and whether the Note has been marked, paid, released or cancelled, or returned to the Borrower and, to the extent of the payment, repayment or other transfer by the Bank, the Liabilities or part intended to be satisfied by the Preferential Payment shall be revived and continued in full force and effect as if the Preferential Payment had not been made. The obligations of the Borrower under this section shall survive the termination of this Agreement.

8.15

Assignments. The Borrower agrees that the Bank may at any time sell, assign or transfer one or more interests or participations in all or any part of its rights and obligations in the Note to one or more purchasers whether or not related to the Bank with the prior written consent (not to be unreasonably withheld) of the Borrower; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Bank within thirty (30) business days after having received notice thereof; provided further that no consent of the Borrower shall be required for an assignment to the Bank, an Affiliate of the Bank, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee.

8.16

Waivers. To the maximum extent not prohibited by applicable Legal Requirements, each Obligor waives (a) any right to receive notice of the following matters before the Bank enforces any of its rights: (i) any demand, diligence, presentment, dishonor and protest, or (ii) any action that the Bank takes regarding any Person, any Collateral, or any of the Liabilities, that it might be entitled to by law or under any other agreement; (b) any right to require the Bank to proceed against the Borrower, any other Obligor or any Collateral, or pursue any remedy in the Bank’s power to pursue; (c) any defense based on any claim that any Obligor’s obligations exceed or are more burdensome than those of the Borrower; (d) the benefit of any statute of limitations affecting liability of any Obligor or the enforcement hereof; (e) any defense arising by reason of any disability or other defense of the Borrower or by reason of the cessation from any cause whatsoever (other than payment in full) of the obligation of the Borrower for the Liabilities; and (f) any defense based on or arising out of any defense that the Borrower may have to the payment or performance of the Liabilities or any portion thereof. Each Obligor consents to any extension or postponement of time of its payment without limit as to the number or period, to any substitution, exchange or release of all or any part of any Collateral, to the addition of any other party, and to the release or discharge of, or suspension of any rights and remedies against, any Obligor. The Bank may waive or delay enforcing any of its rights without losing them. Any waiver affects only the specific terms and time period stated in the waiver. No modification or waiver of any provision of the Note is effective unless it is in writing and signed by the Person against whom it is being enforced.

8.17	Time is of the Essence. Time is of the essence under this Agreement and in the performance of every term, covenant and obligation contained herein.
8.18

Confidentiality. The Bank agrees that it will treat information provided by the Borrower, its Subsidiaries or its representatives to the Bank (the “Information”) as confidential; provided, however, that the Bank may disclose the Information (a) to its Affiliates and its and its Affiliates’ directors, employees, officers, auditors, consultants, agents, counsel and advisors (such Affiliates and such Persons collectively, “Representatives”), it being understood that its Representatives shall be informed by the Bank of the confidential nature of such Information and be instructed to comply with the terms of this section to the same extent as is required of the Bank hereunder; (b) in response to a subpoena or other legal process, or as may otherwise be required by law, order or regulation, or upon the request or demand of any governmental or regulatory agency or authority having jurisdiction over the Bank or its Representatives or to defend or prosecute a claim brought against or by the Bank and/or its Representatives; (c) to actual and prospective assignees, actual and prospective participants, and actual and prospective swap counterparties, provided that all such participants, assignees or swap counterparties execute an agreement with the Bank containing provisions substantially the same as those contained in this section; (d) [reserved]; (e) to any Obligor; and (f) with the Borrower’s consent. The restrictions contained in this section shall not apply to Information which (a) is or becomes generally available to the public other than as a result of a disclosure by the Bank or its Representatives in breach of this section, or (b) becomes available to the Bank or its Representatives from a source, other than the Borrower or one of its agents, who is not known to the Bank or its Representatives to be bound by any obligations of confidentiality to the Borrower, or (c) was known to the Bank or its Representatives prior to its disclosure to the Bank or its Representatives by the Borrower or one of its agents or was independently developed by the Bank or its Representatives, or (d) was or is, after the date hereof, disclosed (or required to be disclosed) by the Borrower to the Bank or any of its Representatives under or in connection with any existing financing relationship between the Borrower and the Bank or any of its Representatives, the disclosure of which shall be governed by the agreements executed in connection with such financing relationship. Any Person required to maintain the confidentiality of the Information as provided in this section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

9.	USA PATRIOT ACT NOTIFICATION. The following notification is provided to the Borrower pursuant to Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318:

IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT. To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each Person that opens an account, including any deposit account, treasury management account, loan, other extension of credit, or other financial services product. What this means for the Borrower: When the Borrower opens an account, if it is an individual the Bank will ask for its name, taxpayer identification number, residential address, date of birth, and other information that will allow the Bank to identify it, and, if it is not an individual the Bank will ask for its name, taxpayer identification number, business address, and other information that will allow the Bank to identify it. The Bank may also ask, if the Borrower is an individual, to see its driver’s license or other identifying documents, and if it is not an individual, to see its Organizational Documents or other identifying documents.

10.

WAIVER OF SPECIAL DAMAGES. THE BORROWER WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT THE UNDERSIGNED MAY HAVE TO CLAIM OR RECOVER FROM THE BANK IN ANY LEGAL ACTION OR PROCEEDING ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES.

11.

JURY WAIVER AND JUDICIAL REFERENCE PROVISION. TO THE MAXIMUM EXTENT NOT PROHIBITED BY APPLICABLE LAW, THE BORROWER AND THE BANK (BY ITS ACCEPTANCE HEREOF) HEREBY VOLUNTARILY, KNOWINGLY, IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) BETWEEN THE BORROWER AND THE BANK ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT OR THE OTHER RELATED DOCUMENTS. THIS PROVISION IS A MATERIAL INDUCEMENT TO THE BANK TO PROVIDE THE FINANCING DESCRIBED HEREIN.

IN THE EVENT ANY LEGAL PROCEEDING IS FILED IN A COURT OF THE STATE OF CALIFORNIA (THE “COURT”) BY OR AGAINST THE BORROWER OR THE BANK IN CONNECTION WITH ANY CONTROVERSY, DISPUTE OR CLAIM DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY) (EACH, A “CLAIM”) AND THE WAIVER SET FORTH IN THE PRECEDING PARAGRAPH IS NOT ENFORCEABLE IN SUCH ACTION OR PROCEEDING, THE BORROWER AND THE BANK (BY ITS ACCEPTANCE HEREOF) AGREE AS FOLLOWS:

(1) WITH THE EXCEPTION OF THE MATTERS SPECIFIED IN PARAGRAPH (2) BELOW, ANY CLAIM WILL BE DETERMINED BY A GENERAL REFERENCE PROCEEDING IN ACCORDANCE WITH THE PROVISIONS OF CALIFORNIA CODE OF CIVIL PROCEDURE SECTIONS 638 THROUGH 645.2, INCLUDING ANY REVISION OR REPLACEMENT OF SUCH STATUTES OR RULES HEREAFTER ENACTED. THE BORROWER AND THE BANK INTEND THIS GENERAL REFERENCE AGREEMENT TO BE SPECIFICALLY ENFORCEABLE IN ACCORDANCE WITH CALIFORNIA CODE OF CIVIL PROCEDURE SECTION 638, INCLUDING ANY REVISION OR REPLACEMENT OF SUCH STATUTE OR RULE HEREAFTER ENACTED. EXCEPT AS OTHERWISE PROVIDED IN THIS AGREEMENT AND THE OTHER RELATED DOCUMENTS, VENUE FOR THE REFERENCE PROCEEDING WILL BE IN THE STATE OR FEDERAL COURT IN THE COUNTY OR DISTRICT WHERE VENUE IS OTHERWISE APPROPRIATE UNDER APPLICABLE LAW.

(2) THE FOLLOWING MATTERS SHALL NOT BE SUBJECT TO A GENERAL REFERENCE PROCEEDING: (A) NON-JUDICIAL FORECLOSURE OF ANY SECURITY INTERESTS IN REAL OR PERSONAL PROPERTY; (B) EXERCISE OF SELF-HELP REMEDIES (INCLUDING, WITHOUT LIMITATION, SET-OFF); (C) APPOINTMENT OF A RECEIVER; AND (D) TEMPORARY, PROVISIONAL OR ANCILLARY REMEDIES (INCLUDING, WITHOUT LIMITATION, WRITS OF ATTACHMENT, WRITS OF POSSESSION, TEMPORARY RESTRAINING ORDERS OR PRELIMINARY INJUNCTIONS). THIS AGREEMENT DOES NOT LIMIT THE RIGHT OF THE BORROWER OR THE BANK TO EXERCISE OR OPPOSE ANY OF THE RIGHTS AND REMEDIES DESCRIBED IN CLAUSES (A) - (D) AND ANY SUCH EXERCISE OR OPPOSITION DOES NOT WAIVE THE RIGHT OF THE BORROWER OR THE BANK TO A REFERENCE PROCEEDING PURSUANT TO THIS AGREEMENT.

(3) UPON THE WRITTEN REQUEST OF THE BORROWER OR THE BANK, THE BORROWER AND THE BANK SHALL SELECT A SINGLE REFEREE, WHO SHALL BE A RETIRED JUDGE OR JUSTICE. IF THE BORROWER AND THE BANK DO NOT AGREE UPON A REFEREE WITHIN TEN (10) DAYS OF SUCH WRITTEN REQUEST, THEN, THE BORROWER OR THE BANK, MAY REQUEST THE COURT TO APPOINT A REFEREE PURSUANT TO CALIFORNIA CODE OF CIVIL PROCEDURE SECTION 640(B), including any revision or replacement of such statute or rule hereafter enacted.

(4) ALL PROCEEDINGS AND HEARINGS CONDUCTED BEFORE THE REFEREE, EXCEPT FOR TRIAL, SHALL BE CONDUCTED WITHOUT A COURT REPORTER, EXCEPT WHEN THE BORROWER OR THE BANK SO REQUESTS, A COURT REPORTER WILL BE USED AND THE REFEREE WILL BE PROVIDED A COURTESY COPY OF THE TRANSCRIPT. THE PARTY MAKING SUCH REQUEST SHALL HAVE THE OBLIGATION TO ARRANGE FOR AND PAY COSTS OF THE COURT REPORTER, PROVIDED THAT SUCH COSTS, ALONG WITH THE REFEREE’S FEES, SHALL ULTIMATELY BE BORNE BY THE PARTY WHO DOES NOT PREVAIL, AS DETERMINED BY THE REFEREE.

(5) THE REFEREE MAY REQUIRE ONE OR MORE PREHEARING CONFERENCES. THE BORROWER AND THE BANK SHALL BE ENTITLED TO DISCOVERY, AND THE REFEREE SHALL OVERSEE DISCOVERY IN ACCORDANCE WITH THE RULES OF DISCOVERY, AND MAY ENFORCE ALL DISCOVERY ORDERS IN THE SAME MANNER AS ANY TRIAL COURT JUDGE IN PROCEEDINGS AT LAW IN THE STATE OF CALIFORNIA. THE REFEREE SHALL APPLY THE RULES OF EVIDENCE APPLICABLE TO PROCEEDINGS AT LAW IN THE STATE OF CALIFORNIA AND SHALL DETERMINE ALL ISSUES IN ACCORDANCE WITH APPLICABLE STATE AND FEDERAL LAW. THE REFEREE SHALL BE EMPOWERED TO ENTER EQUITABLE AS WELL AS LEGAL RELIEF AND RULE ON ANY MOTION WHICH WOULD BE AUTHORIZED IN A TRIAL, INCLUDING, WITHOUT LIMITATION, MOTIONS FOR DEFAULT JUDGMENT OR SUMMARY JUDGMENT. THE REFEREE SHALL REPORT THE REFEREE’S DECISION, WHICH REPORT SHALL ALSO INCLUDE FINDINGS OF FACT AND CONCLUSIONS OF LAW.

(6) THE BORROWER AND THE BANK RECOGNIZE AND AGREE THAT ALL CLAIMS RESOLVED IN A GENERAL REFERENCE PROCEEDING PURSUANT HERETO WILL BE DECIDED BY A REFEREE AND NOT BY A JURY.

Address(es) for Notices:		Borrower:

326 Bollay Drive Goleta, CA 93117		Inogen, Inc.

Attn:	Ali Bauerlein	By:	/s/ Alison Bauerlein
			Alison Bauerlein	CFO
			Printed Name	Title

		Date Signed:	November 7, 2014

Address for Notices:	Bank:

300 S. Grand Ave. Los Angeles, CA 90071-3109	JPMorgan Chase Bank, N.A.

Attn:	By:	/s/ Manju Manwani
		Manju Manwani	Underwriter II-CB
		Printed Name	Title

	Date Signed:	November 7, 2014